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                                                                    Exhibit 99.1
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August 9, 2002


Mr. Mario Gabelli
Gabelli Asset Management, Inc.
One Corporate Center
Rye, NY 10580-1435

Dear Mario:

Thank you for your note of August 7 regarding Penton's Rights Agreement. I would like to point out, however, that we believe that the company's Board has taken affirmative action in response to your proposal passed at our annual shareholders meeting.

Your proposal reads "...the shareholders of Penton Media, Inc. hereby request that the Board of Directors redeem the Rights...unless the holders of a majority of the outstanding shares approve the issuance at a meeting of the shareholders held as soon as practical."

In line with the spirit and content of your proposal, which in fact narrowly passed (see the attached final tally of votes), the Board of Directors determined to amend the rights agreement so that it would expire on the date of our next annual shareholders meeting if not approved by the stockholders by such date. Our next annual meeting is as soon as we can practically hold a meeting given the expense of holding a special meeting. Thus, the action taken by the Board directly addresses the request set forth in your proposal.

Your proposal did not ask the Board to immediately redeem the rights agreement. Moreover, even if it had, under the current terms of our credit facility and our senior secured and senior subordinated notes, we are prohibited from redeeming the rights because paying the redemption price is a restricted payment. Given that it is unlikely we could obtain waivers from our lenders and noteholders to make such payment, as well as the expense of trying to obtain them, the action taken by the Board is the most responsive action that we can reasonably take at this time.

Mario, the Board has taken every practical step to respond positively to the approval of your shareholder proposal. Frankly, we are not concerned about maintaining the rights agreement, as we have more important issues with which to deal. Our immediate goal is to take all steps necessary to restore shareholder value.

Again, thanks for your thoughts and for expressing your concerns.

Sincerely,



Thomas L. Kemp

cc:    Preston Vice
       Chris Kelly
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VOTING RESULTS OF PROPOSAL 9
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The following is a record of votes cast with respect to the proposal for the approval of a proposal by GAMCO Investors, Inc. as described below:

For                16,474,146 - represents 54.6%
Against            13,151,721
Abstain               556,171
Broker Non-Votes    3,672,748











PROPOSAL BY GAMCO INVESTORS, INC. (PROPOSAL 9)

WHAT IS GAMCO INVESTORS, INC. ASKING YOU TO APPROVE?

GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, which claims beneficial ownership of 4,438,367 shares of Penton's common stock (as shown in an amendment filed with the Securities and Exchange Commission on November 2, 2001, with respect to its earlier Schedule 13D), has submitted the following proposal:

         "RESOLVED, that the shareholders of Penton Media, Inc. hereby request that the Board of Directors redeem the Rights issued pursuant to the Shareholder Rights Agreement, dated as of June 9, 2000, unless the holders of a majority of the outstanding shares approve the issuance at a meeting of the shareholders held as soon as practical.

SUPPORTING STATEMENT

         "On June 9, 2000, the Board of Directors adopted a Shareholder
         Rights Agreement. The Rights represent a corporate anti-takeover device, commonly known as a 'poison pill.' Absent Board intervention, the Rights are exercisable when a person or group acquires a beneficial interest in 20% of more of the common stock of the Company. Once exercisable, the Rights may entitle holders to buy shares in an acquiring entity, or the Board may exchange the rights for additional common shares. The issuance of the Rights can vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. The Company may redeem the Rights for $.01 per Right.

         "As a consequence of the poison pill potential bidders for the Company's stock must negotiate with management, and cannot take an offer directly to the shareholders. We believe that shareholders